DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of March 1, 2017, between ETF MANAGERS TRUST a Delaware statutory trust (the "Trust"), and ETFMG FINANCIAL, LLC., a New Jersey limited liability  company  ("the Distributor").

WHEREAS, the Trust is an open-end investment company offering a number of portfolios of securities (each, a "Fund"), having filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form N-lA under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the Financial Industry Regulatory Authority, Inc. ("FINRA");

WHEREAS, the Trust intends to create and redeem shares of each Fund on a continuous basis at net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Trust' s registration statement;

WHEREAS, the shares of each Fund ("Shares") will be listed on one or more national securities exchanges (each, a "Listing Exchange") and traded under the symbols set forth in Appendix A hereto;

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Trust's prospectus;  and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW,  THEREFORE,  in  consideration  of  the  premises  and  mutual  covenants  herein contained, the parties agree as follows.

1.	The Distributor - Appointment and Duties

(a)
As of April 1, 2017, the Trust hereby appoints the Distributor as the exclusive distributor for Creation Unit aggregations of Shares of each portfolio listed in Appendix A hereto, as may be amended from time to time, and to perform the duties that are set forth in Appendix B hereto as amended from time to time, upon the terms and conditions hereinafter set forth. the Distributor hereby accepts such appointment and agrees to furnish such specified services. The Distributor shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)
The Distributor may employ or associate itself with a person or persons or organizations as the Distributor believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall  be paid by  and be the sole responsibility of The Distributor, and the Trust shall bear no cost or obligation with respect thereto; and provided further that the Distributor shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	Distributor Compensation

(a) Expenses. The Distributor will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. The Distributor will not bear any of the costs of Trust personnel. Other Trust expenses incurred shall be borne by the Trust or the Trust' s investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Trust shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Trust trustees' fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust's trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with The Securities and Exchange Commission (the "SEC").

3.	Documents

The Trust has furnished or will furnish, upon request, the Distributor with copies of the Trust's Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement  of  additional  information,  periodic  Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Trust shall furnish, within a reasonable time period, to the Distributor a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to the Distributor any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms "registration statement," "prospectus" and "statementof additional information" shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

3.	Insurance

The Distributor agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Trust. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefore.

4.	Notification

The Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

5.	Right to Receive Advice

(a)
Advice of the Trust and Service Providers. If the Distributor is in doubt as to any action it should or should not take, the Distributor may request directions, advice, or instructions from the Trust or, as applicable, the Trust's investment adviser, custodian, or other service providers.

(b)
Advice of Counsel. If the Distributor is in doubt as to any question of law pertaining to any action it should or should not take, the Distributor may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust's investment adviser, or the Distributor, at the option of the Distributor).

(c)
Coriflicting Advice. In the event of a conflict between directions, advice or instructions the distributor receives from the Trust or any service provider and the advice the Distributor receives from counsel, the Distributor may in its sole discretion rely upon and follow the advice of counsel. The Distributor will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, the Distributor will provide the Trust with a copy of such advice of counsel.

6.	Standard of Care; Limitation of Liability; Indemnification

(a)	The Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)
In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by the Distributor in the performance of its duties, obligations, or responsibilities set forth in this Agreement, the Distributor and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to the Distributor by the Trust or the Trust' s investment adviser, custodians, or other service providers;

(ii)
any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any  other  statute  or the common law,  in any  registration  statement,  prospectus,  statement of the Trust, a Fund's investment adviser, custodian or other service provider;

(vi)	loss of data or service interruptions caused by equipment failure;

(vii)
any liability of the Distributor resulting from a representation that the Distributor makes, or any indemnification that the Distributor provides, on behalf of the Trust in an Authorized Participant agreement relating to a Fund; or

(vii) any other action or omission to act which the Distributor takes in connection with the provision of services to the Trust.

(c)
The Distributor shall indemnify and hold harmless the Trust, the Trust's investment adviser and their respective officers, trustees, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the Distributor' s willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

7.	Activities of the Distributor

The services of the Distributor under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of the Distributor may serve as directors, officers and employees of other corporations or  businesses (including other investment companies)   and that

such other corporations and businesses may include the Distributor as part of their name and that the Distributor or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

8.	Accounts and Records

The accounts and records maintained by the Distributor shall be the property of the Trust. The Distributor shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. the Distributor shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during the Distributor's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Distributor to the Trust at the Trust's expense. The Distributor shall assist the Trust, the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records, and reports by the Distributor or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. The Distributor or its undersigned as defined by Rule 17a-4 of the Securities and Exchange Act (the "Exchange Act"), shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of the Distributor that are associated with the Trust and are required to be maintained under Rule 17a-4 of the Exchange Act and FINRA Rules 3110 and 3010. Electronic storage media maintained by the Trust will comply with Rule 17a-4 of the Exchange Act.

9.	Confidential and Proprietary Information

The Distributor agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where the Distributor may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, The Distributor shall use reasonable commercial efforts to request confidential treatment of such information. The Distributor shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

10.	Compliance with Rules and Regulations

The Distributor shall comply (and to the extent The Distributor takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which the Distributor has knowledge (it being understood that the Distributor is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust's public filings or otherwise provided to the Distributor). Except as set out in this Agreement, the Distributor assumes no responsibility for such compliance by the Trust. The Distributor shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-l under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. The Distributor shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

11.	Representations and Warranties of the Distributor The Distributor represents and warrants to the Trust that:
(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of New Jersey.

(b)	It is empowered under applicable laws and by its Articles oflncorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken toauthorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)
The Distributor has conducted a review of its supervisory controls system and has made available to the Trust the most current report of such review and any  updates thereto.  Every  time  the Distributor conducts a review of its supervisory control system it will make available to the Trust for inspection a report of such review and any updates thereto. The Distributor shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to The Distributor' s business that would affect the business of the Trust or the Trust's investment adviser.

12.	Representations and Warranties of the Trust

The Trust represents and warrants to The Distributor that:

(a)	It is a trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)
· Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of the Distributor hereunder without the prior written approval or the Distributor, which approval shall not be unreasonably withheld or delayed.

13.	Duties of the Trust

(a)
The Distributor and the Trust shall regularly consult with each other regarding the Distributor's performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to the Distributor at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust's right to file at any time such amendments to any registration statement and/or supplements toany prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

(b)
The Trust agrees to issue Creation Unit aggregations of Shares of the Funds and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as the Distributor has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus.

(c)
The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust shall make available to the Distributor, at the Distributor' s expense, such number of copies of its prospectus, statement of additional information, and periodic reports as the Distributor may reasonably request. The Trust will furnish to the distributor copies of all information, financial statements and other papers, which the Distributor may reasonably request for use in connection with the distribution of Creation Units.

(d)
The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may designate. The Trust will keep the Distributor informed of the jurisdictions in which Creation Units of the Funds are · authorized for sale and shall promptly notify the Distributor of any change in this information.

14.	Anti-Money Laundering

The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA Patriot Act") and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible, following the request from the Trust, the Distributor will supply the Trust with copies of the Distributor's anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time. The Distributor will provide, to the Trust, any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Trust may then provide to its transfer agent.

15.	Liaison with Accountants

The Distributor shall act as a liaison with the Trust's independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust. The Distributor shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

16.	Business Interruption Plan

The Distributor shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, the Distributor shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

17.	Duration and Termination of this Agreement

(a)
Initial Term. This Agreement shall become effective as of the date first written above (the "Start Date") and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the "Initial Term").

(b)
Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust' s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant portfolio of the Trust, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule I2b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined  in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)
This Agreement is terminable without penalty on sixty (60) days' written notice by the Trust's Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio, or by the Distributor.

(d)
Deliveries Upon Termination. Upon termination of this Agreement, the Distributor agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event the Distributor gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

18.	Assignment

This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Trust without the prior written consent of the Distributor.

19.	Governing Law

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey and the 1940 Act and the rules thereunder. To the extent that the laws of the State of New Jersey conflict with the 1940 Act or such rules, the latter shall control.

20.	Names

The obligations of the Trust entered into in the name or on behalf thereof by any trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust. No Fund shall be liable for any claims against any other Fund.

21.	Amendments to this Agreement

This Agreement may only be amended by the parties in writing.

22.	Notices

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Distributor:

ETF Financial, LLC

30 Maple Street, Suite 2 Summit, New Jersey 07901

To the Trust:

ETF Managers Trust 30 Maple Street Suite 2
Summit, New Jersey 07901

23.	Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

24.	Entire Agreement

This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that the Distributor may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ETF Managers Trust

/s/ Samuel Masucci III

ETFMG Financial LLC

/s/ Samuel Masucci III

APPENDIX A

LIST OF FUND(S)

Fund	Ticker Symbol
ISE PureFunds Big Data ETF	BIGD
ISE PureFunds Cyber Security ETF	HACK
ISE PureFunds Junior Silver ETF	SILJ
ISE PureFunds Mobile Payments ETF	IPAY
ETF 50	ETFF
Latin America Real Estate ETF	LARE
BlueStar TA-BIGITech™ Israel Technology ETF	ITEQ
Retail Franchise ETF	BITE
Etho Climate Leadership U.S. ETF	ETHO
PureFunds Drone Economy Strategy ETF	IFLY
PureFunds Video Game Tech ETF	GAMR
PureFunds FinTech ETF	FINQ
PureFunds HealthTech ETF	!MED
Spirited Funds/ETFMG Whiskey & Spirits ETF	WSKY

APPENDIXB

SERVICES

(a)
The Trust grants to the Distributor the exclusive right to receive all orders for purchases and redemptions of Creation Units of each portfolio from participating parties ("Authorized Participants") which have entered into a participant agreement with the Distributor and the transfer agent in accordance with the registration statement ("Participant Agreements") and to transmit such orders to the Trust in accordance with the registration statement; provided, however, that nothing herein shall affect or limit the right and ability of the Trust to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the registration statement. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Units.

(b)
The Distributor agrees to act as agent of the Trust with respect to the continuous distribution of Creation Units of the Funds as set forth in the registration statement and m accordance with the provisions thereof.

(c)

The Distributor further agrees as follows: (a) the Distributor shall enter into Participant Agreements among Authorized Participants, the Distributor, and the transfer agent in accordance with the registration statement; (b) the Distributor shall generate and transmit confirmations of Creation Unit order acceptances to the authorized participant; (c) the Distributor shall deliver copies of the prospectus to authorized participant purchasers of such Creation Units and upon request the statement of additional information; and (d) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the transfer agent.

(c)
(i) The Distributor agrees to use all reasonable  efforts,  consistent  with  its  other business, to facilitate the orders for Creation Units through Authorized Participants in accordance with the procedures set forth in the prospectus and the Participant Agreements.

(ii)     Upon direction from the Trust, the Distributor shall, at its own expense, execute selected   or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Trust and related promotional activities, in the forms as approved by the Board of Trustees of the Trust. The Trust shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Trust (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by the Distributor. Furthermore, the distributor shall clear and file all advertising, sales, marketing and promotional materials of the Funds with FINRA.

(d)
The Distributor agrees to administer the Trust's distribution plan on behalf of the Trust, to the extent applicable. If applicable, THE DISTRIBUTOR shall, at its own expense, set up and maintain a system of recording and payments for fees and reimbursement of expenses disseminated pursuant to this Agreement and any other related agreements  under the Fund's Rule 12b-1 Plans and shall, pursuant to the 1940 Act, report such payment activity under the Distribution Plan to the Trust's Board of Trustees at least quarterly.

(e)
All activities by the Distributor and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the registration statement, the instructions of the Board of Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchange.

(g)
Except as otherwise noted in the registration statement, the offering price for all Creation Units of Shares will be the aggregate net asset value of the Shares per Creation Unit of the portfolio, as determined in the manner described in the registration statement.

(h)
If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and the Distributor's authority to process orders for Creation Units on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(i)
The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor's use.

(j)	The Board of Trustees shall approve the form of any Soliciting Dealer Agreement to be entered into by the Distributor.

(k)
At the request of the Trust, the Distributor shall enter into agreements, in the form specified by the Trust, with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the prospectus.

(1)
Th e Distributor shall ensure that all direct requests for prospectuses, statements of additional of information and periodic fund reports, as applicable, are fulfilled. In addition, the Distributor shall arrange to provide the Listing Exchange with copies of prospectuses to be provided to purchasers in the secondary market. the Distributor will generally make it known in the brokerage community that prospectuses and statements of additional information are available, including by (i) advising the Listing Exchange on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the SEC.

(m)	The Distributor agrees to make available, at the Trust's request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(n)
The Distributor will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by the Distributor prior to use.